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                                                                     Exhibit 4.1


                                       FORM OF
                              CERTIFICATE OF DESIGNATION
                                          OF
                     ___% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                          OF

                         METROMEDIA INTERNATIONAL GROUP, INC.

                               -----------------------

                Pursuant to Section 151 of the General Corporation Law
                               of the State of Delaware

                               -----------------------

         METROMEDIA INTERNATIONAL GROUP, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "COMPANY"), does hereby certify that the following resolution was duly adopted by action of the Board of Directors of the Company, with the provisions thereof fixing the number of shares of the series, the dividend rate, and the optional redemption prices being set by action of the Executive Committee of the Board of Directors of the Company:

         RESOLVED that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of Section 4.1 of the Restated Certificate of Incorporation of the Company, as amended from time to time (the "CERTIFICATE OF INCORPORATION"), and pursuant to authority expressly delegated to the Executive Committee of the Board of Directors of the Company by such Board of Directors, and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, there be created from the 70,000,000 shares of preferred stock, par value $1.00 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, consisting of 3,450,000 shares of ___% Cumulative Convertible Preferred Stock (the "PREFERRED STOCK"), the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof, shall be as follows:

         1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

              1.2 "ACCRUED DIVIDENDS" shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share from and including the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to but not including such date.


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                                                                               2


              1.3 "ACCUMULATED DIVIDENDS" shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date prior to such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the first Dividend Payment Date.

              1.4 "AFFILIATE" shall have the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act of 1933, as amended.

              1.5 "AMEX" shall mean the American Stock Exchange or, in the event the American Stock Exchange is not the principal stock exchange on which the Preferred Stock is then traded or quoted, any principal successor stock exchange or nationally recognized market where the Preferred Stock is listed or included.

              1.6 "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

              1.7 "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York ate authorized or required by law or executive order to close.

              1.8 "CHANGE OF CONTROL" shall mean (i) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company (other than a sale, transfer, assignment or distribution of shares of capital stock or assets of Snapper and/or Landmark, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (other than Metromedia Company and its Affiliates) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power, in the aggregate, normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (ii) when any "person" or "group" (other than Metromedia Company and its Affiliates) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power, in the aggregate, normally entitled to vote in the election of directors of the Company; or (iii) when, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.


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              For purposes of the definition of "Change of Control," (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act, as in effect on the Issue Date, whether or not applicable and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the original date of issuance of the Preferred Stock, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

              1.9 "CHANGE OF CONTROL DATE" shall mean the date on which the Change of Control event occurs.

              1.10 "COMMON STOCK" shall mean the common stock, par value $1.00 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

              1.11 "DIVIDEND PAYMENT DATE" shall mean February 28(29), May 31, August 31 and November 30 of each year, commencing November 30, 1997.

              1.12 "DIVIDEND RECORD DATE" shall mean, with respect to each Dividend Payment Date, a date not more than 60 days nor less than 10 days preceding a Dividend Payment Date, as shall be fixed by the Board of Directors.

              1.13 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              1.14 "ISSUE DATE" shall mean September [11], 1997, the original date of issuance of the Preferred Stock.

              1.15 "JUNIOR STOCK" shall mean the Common Stock and the shares of any other class or series of stock of the Company created on or after the Issue Date that, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Preferred Stock in respect of the right to receive dividends or to participate in any other distribution of assets.

              1.16 "LANDMARK" shall mean Landmark Theatre Corporation, a California corporation.


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              1.17   "LIQUIDATION PREFERENCE" shall mean, with respect to each
share of Preferred Stock, $50.

              1.18 "MARKET VALUE" shall mean the average closing price of the Common Stock on the AMEX for a five consecutive trading day period.

              1.19 "METROMEDIA COMPANY" shall mean Metromedia Company, a Delaware general partnership and majority stockholder of the Company.

              1.20 "OPTIONAL REDEMPTION PRICE PER SHARE" shall mean, as of any date, the price at which the Company may, at its option, redeem one share of the Preferred Stock, payable, at the Company's option, in cash, by delivery of fully paid and nonassessable shares of Common Stock or a combination thereof.

              1.21 "PARI PASSU STOCK" shall mean the shares of any class or series of stock of the Company created on or after the Issue Date that, by the terms of the Certificate of Incorporation or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Preferred Stock in the payment of dividends, including accumulations, if any, in accordance with the sums or other consideration which would be payable on such shares if all dividends were declared and paid in full, or shall, in the event that the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Preferred Stock in any other distribution of assets in accordance with the sums or other consideration which would be payable in such distribution if all sums payable were discharged in full.

              1.22 "PERSON" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

              1.23 "SENIOR STOCK" shall mean any capital stock of the Company ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

              1.24   "SNAPPER" shall mean Snapper, Inc., a Georgia corporation.

              1.25 "VOTING RIGHTS TRIGGERING EVENT" shall mean the failure of the Company to pay dividends on the Preferred Stock with respect to periods ending on more than six consecutive Dividend Payment Dates.


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         2.   DIVIDENDS.

              2.1 The holders of shares of the outstanding Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds legally available therefor, to receive dividends on each outstanding share of Preferred Stock, payable quarterly, in arrears, at an annual rate of __% (the "DIVIDEND RATE"). Dividends payable for each full dividend period will be computed by dividing (x) the product of the Liquidation Preference times the Dividend Rate by (y) four and shall be payable on each Dividend Payment Date, to the holders of record of Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date, commencing on November 30, 1997. Such dividends shall be cumulative from the Issue Date and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends on the Preferred Stock which are not declared and paid when due will compound quarterly on each Dividend Payment Date at the Dividend Rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 360-day year consisting of twelve 30-day months.

              2.2 Dividends may, at the option of the Company, be paid on any Dividend Payment Date either in cash, by issuing fully paid and nonassessable shares of Common Stock or a combination thereof. If the Company elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing such payment by 95% of the Market Value ending on the Dividend Payment Date.

              2.3 No dividends or other distributions (other than a dividend or distribution in Junior Stock, other than the Common Stock) may be declared, made or paid or set apart for payment on the Common Stock, Junior Stock or PARI PASSU Stock, and no Common Stock, Junior Stock or any PARI PASSU Stock, including the Preferred Stock, may be repurchased, exchanged, redeemed or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for Junior Stock), nor may funds be set apart for payment with respect thereto, unless full cumulative dividends shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on, and all applicable redemption, exchange and repurchase obligations shall have been satisfied with respect to, all outstanding shares of Preferred Stock and such other PARI PASSU Stock. Notwithstanding the foregoing, if full dividends have not been paid on the Preferred Stock or on any PARI PASSU Stock, dividends may be declared and paid on the Preferred Stock and such PARI PASSU Stock so long as the dividends are declared and paid PRO RATA so that the amounts of dividends declared per share on the Preferred Stock and such PARI PASSU Stock will in all cases bear to each other the same ratio that Accrued Dividends on the shares of Preferred Stock and such PARI PASSU Stock bear to


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each other; PROVIDED, that if such dividends are paid in cash, any senior security or in PARI PASSU Stock on any PARI PASSU Stock, dividends will also be paid in cash, such senior security or such PARI PASSU Stock, as the case may be, on the Preferred Stock.

              2.4 Holders of shares of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears (it being understood that the compounding of unpaid dividends shall not constitute interest or money in lieu of interest).

              2.5 The holders of shares of Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those shares (except that holders of shares called for redemption on a redemption date between the record date and the Dividend Record Date will be entitled to receive such dividend on such redemption date as indicated in
Section 2.1 hereof) on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Company's default in payment of the dividend due on that Dividend Payment Date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the day immediately preceding the applicable Dividend Payment Date (except for shares called for redemption on a redemption date during that period) must be accompanied by payment of an amount equal to the dividend payable on the shares on that Dividend Payment Date. A holder of shares of Preferred Stock on a Dividend Record Date who (or whose transferee) tenders any shares for conversion on a Dividend Payment Date will receive the dividend payable by the Company on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

              2.6 To the extent that the amount of any dividend payable to a holder of Preferred Stock (in respect of all shares held by such holder) is payable in shares of Common Stock and does not equal a whole number of shares of Common Stock, such fractional amount shall be paid in cash to such holder of Preferred Stock.

         3.   OPTIONAL REDEMPTION.

              3.1 At any time on or after ________, 2000, the Company may, at its sole option, subject to Section 2.3, redeem, out of funds legally available therefor, all or any part of the outstanding shares of Preferred Stock, in cash, by


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delivery of fully paid and nonassessable shares of Common Stock or a combination thereof, upon not less than 30 days nor more than 60 days' notice provided in the manner specified in Section 4 hereof, during the 12-month periods commencing on September ___ of the years set forth below for the amount (expressed as a percentage of the Liquidation Preference thereof) set forth opposite such years, plus Accumulated Dividends and Accrued Dividends thereon to the redemption date.

              Period                        Redemption Price Per Share
              ------                        --------------------------

               2000
               2001
               2002
               2003
               2004
               2005
               2006
        2007 and thereafter

              3.2 If the Company elects to make redemption payments in Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing such payment by 95% of the Market Value for the period ending on the applicable redemption date. If any dividends on the Preferred Stock are in arrears, no shares of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock are simultaneously redeemed.

         4.   PROCEDURE FOR REDEMPTION.

              4.1 In the event the Company shall elect to redeem shares of Preferred Stock pursuant to Section 3 hereof, notice of such redemption shall be given (i) by publication in a newspaper of general circulation in the Borough of Manhattan, City and State of New York (if such publication shall be required by applicable law, rule, regulation or securities exchange requirement) or (ii) by first-class mail to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Company, in either case not less than 30 nor more than 60 days prior to the redemption date. Each such notice shall state (i) the time and date as of which the redemption shall occur;
(ii) the total number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price (whether to be paid in cash or shares of Common Stock); (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and delivery of certificates representing shares of Common Stock (if the Company so chooses); (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date unless the Company defaults in the payment of the


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redemption price; and (vi) the name of any bank or trust company, if any, performing the duties referred to in Section 4.3 below.

              4.2 On or before any redemption date, each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, in the manner and at the place designated in the notice of redemption and on the redemption date, the full redemption price, payable in cash, fully paid and nonassessable shares of Common Stock or a combination thereof, for such shares of Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Company at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

              4.3 If a notice of redemption shall have been given as provided in Section 4.1, dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company with respect to shares so called for redemption (except for the right to receive from the Company the redemption price) shall cease (including any right to receive dividends otherwise payable on any Dividend Payment Date that would have occurred after the time and date of redemption) either (i) from and after the time and date fixed in the notice of redemption as the time and date of redemption (unless the Company shall default in the payment of the redemption price, in which case such rights shall not terminate at such time and date) or
(ii) if the Company shall so elect and state in the notice of redemption, from and after the time and date (which date shall be the date fixed for redemption or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Company shall irrevocably deposit in trust for the holders of the shares to be redeemed with a designated bank or trust for the holders of the shares to be redeemed with a designated bank or trust company doing business in the Borough of Manhattan, City and State of New York, as paying agent, money or a fully paid and nonassessable shares of Common Stock sufficient to pay at the office of such paying agent, on the redemption date, the redemption price. Any money or shares of Common Stock so deposited with any such paying agent which shall not be required for such redemption shall be returned to the Company forthwith. Subject to applicable escheat laws, any moneys so set aside by the Company and unclaimed at the end of one year from the redemption date shall revert to the general funds of the


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Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of the redemption price without interest. Any interest accrued on funds so deposited shall be paid to the Company from time to time.

              4.4 In the event that fewer than all the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be determined PRO RATA or by lot, as determined by the Company, except that the Company may redeem such shares held by any holder of fewer than 100 shares (or shares held by holders who would hold fewer than 100 shares as a result of such redemption), as may be determined by the Company.

         5.   CHANGE OF CONTROL.

              5.1 Upon the occurrence of a Change of Control of the Company, each holder of Preferred Stock shall have a one-time option in the event that the Market Value on the Change of Control Date is less than the Conversion Price (the "CHANGE OF CONTROL OPTION") to convert such holder's shares of Preferred Stock into fully paid and nonassessable shares of Common Stock, at a conversion price equal to the greater of (i) the Market Value for the period ending on the Change of Control Date and (ii) 66.67% of the Market Value for the period ending on September ___, 1997. The Change of Control Option must be exercised within 30 days following a Change of Control. In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Company may, at its sole option, make a cash payment equal to the Market Value determined with respect to the period ending on the Change of Control Date of the shares Common Stock otherwise issuable.

              5.2 In the event of a Change of Control, notice of such Change of Control shall be given, within five Business Days of the Change of Control Date, by the Company by first-class mail to each record holder of shares of Preferred Stock, at such holder's address as the same appears on the books of the Company. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Option may be exercised (the "EXPIRATION DATE"); (iii) the name and address of the paying agent; and (iv) the procedures that holders must follow to exercise the Change of Control Option.

              5.3 On or before the Expiration Date, each holder of shares of Preferred Stock wishing to exercise the Change of Control Option shall surrender the certificate or certificates representing the shares of Preferred Stock to be converted, in the manner and at the place designated in the notice described in
Section 5.2, and on such date the cash or shares of Common Stock due to such holder shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be returned to authorized but unissued shares.


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Upon surrender (in accordance with the notice described in Section 5.2 of the certificate or certificates representing any shares to be so converted (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be converted by the Company at the conversion price.

              5.4    The rights of holders of Preferred Stock pursuant to the
Section 5 are in addition to, and not in lieu of, the rights of holders of Preferred Stock provided for in Section 8 hereof.

         6.   VOTING.

              6.1 The shares of Preferred Stock shall have no voting rights except as required by law or as set forth below:

                     (a) If and whenever at any time or times, a Voting Rights Triggering Event occurs, then the number of directors constituting the Board of Directors shall be increased by two and the holders of shares of Preferred Stock, voting separately as a class with any other PARI PASSU Stock (the "VOTING RIGHTS CLASS"), will be entitled at the next regular or special meeting of stockholders of the Company to elect two directors of the Company to fill the newly created directorships.

                     (b) Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 6.1(a) shall terminate.

                     (c) At any time when such voting rights shall have vested in holders of shares of the Voting Rights Class described in
Section 6.1(a), a proper officer of the Company may call, and, upon the written request of the record holders of shares representing twenty-five percent (25%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Company, shall call a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 6.1(c), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 6.1(a) shall be held at such annual meeting of stockholders.


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                                                                              11


                     (d) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

                     (e) Any director elected pursuant to the voting rights created under this Section 6.1 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 6.1(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 6, or, if no such special meeting is
called, at the next annual meeting of stockholders.   Upon any termination of
such voting rights, the term of office of all directors elected pursuant to this
Section 6 shall terminate.

                     (f) So long as any shares of Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the holders of at least 662/3% of the outstanding Preferred Stock voting or consenting, as the case may be, separately as one class, (i) create, authorize or issue any Senior Stock or (ii) amend the Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Preferred Stock, including (x) increasing the authorized number of shares of preferred stock and (y) issuing any shares of Preferred Stock in excess of the number of shares authorized in this Certificate of Designation as of the Issue Date. The holders of at least a majority of the outstanding shares of Preferred Stock, voting separately as one class, may waive compliance with any provision of this Certificate of Designation.

                     (g)   In exercising the voting rights set forth in this
Section 6.1, each share of Preferred Stock shall be entitled to one vote.

              6.2 Except as set forth in Section 6.1, the Company may create, authorize or issue any shares of Junior Stock or PARI PASSU Stock or increase or decrease the amount of authorized capital stock of any class other than the preferred stock, without the consent of the holders of Preferred Stock, voting separately as a class, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.


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                                                                              12


         7.   LIQUIDATION RIGHTS.

              7.1 In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the shares of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders up to the Liquidation Preference plus Accumulated Dividends and Accrued Dividends thereon in preference to the holders of, and before any distribution is made on, any Junior Stock, including, without limitation, on any Common Stock.

              7.2 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company nor the merger or consolidation of the Company into or with any other corporation, or the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this Section 7.

              7.3 After the payment to the holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 7, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

              7.4 In the event the assets of the Company available for distribution to the holders of shares of Preferred Stock upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 7.1, no such distribution shall be made on account of any shares of any PARI PASSU Stock upon such liquidation, dissolution or winding up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Preferred Stock and PARI PASSU Stock are entitled upon such liquidation, dissolution or winding up.

         8.   CONVERSION.

                     (a) Each holder of Preferred Stock shall have the right, at its option, at any time and from time to time from the Issue Date to convert, subject to the terms and provisions of this Section 8, any or all of such holder's shares of Preferred Stock. In such case, the shares of Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 8(g), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of
(i) the Liquidation Preference plus any Accumulated Dividends and any Accrued Dividends to and including the date of conversion divided by (ii) the Conversion Price (as defined below) then in effect, except that with respect to any share which shall be called for redemption such right shall terminate at the close of business on the date of redemption of such share, unless the Company shall default in performance or payment due upon exchange or redemption thereof. The Conversion Price shall be $______, subject to adjustment as set forth in Section 8(c).

                     The conversion right of a holder of Preferred Stock shall be exercised by the holder by the surrender of the certificates representing shares to be converted to the Company at any time during usual business hours at its principal place of business or the offices of its duly appointed transfer agent for the Preferred Stock to be maintained by it, accompanied by written notice that the holder elects to convert all or a portion of the shares of Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company or its duly appointed transfer agent for the Preferred Stock) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed transfer agent for the Preferred Stock duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 8(i). Immediately prior to the close of business on the date of receipt by the Company or its duly appointed transfer agent for the Preferred Stock of notice of conversion of shares of Preferred Stock, each converting holder of Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder's Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person. Upon notice from the Company, each holder of Preferred Stock so converted shall promptly surrender to the Company, at any place where the Company shall maintain a transfer agent for its Preferred Stock, certificates representing the shares so converted, duly endorsed in blank or accompanied by proper instruments of transfer. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted; (ii) the payment of any Accumulated Dividends or Accrued Dividends thereon; and (iii) exercise the rights to which they are entitled as holders of Common Stock.

                     If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.

                     (b) When shares of Preferred Stock are converted pursuant to this Section 8, all Accumulated Dividends and all Accrued Dividends (whether or not declared or currently payable) on the Preferred Stock so converted to

(and not including) the date of conversion shall be immediately due and payable, at the Company's option, (i) in cash; (ii) in a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (A) the amount of Accumulated Dividends and Accrued Dividends payable to the holders of Preferred Stock hereunder, divided by (B) the Market Value for the period ending on the date of conversion; or (iii) a combination thereof.

                     (c) The Conversion Price shall be subject to adjustment as follows:

                           (i)    In case the Company shall at any time or from
time to time (A) make a redemption payment or pay a dividend (or other distribution) payable in shares of Common Stock on any class of capital stock (which, for purposes of this Section 8(c) shall include, without limitation, any dividends or distributions in the form of options, warrants or other rights to acquire capital stock) of the Company (other than the issuance of shares of Common Stock in connection with the payment in redemption for, of dividends on or the conversion of Preferred Stock); (B) subdivide the outstanding shares of Common Stock into a larger number of shares; (C) combine the outstanding shares of Common Stock into a smaller number of shares; (D) issue any shares of its capital stock in a reclassification of the Common Stock; or (E) pay a dividend or make a distribution to all holders of shares of Common Stock (other than a dividend or distribution paid or made to holders of shares of Preferred Stock in the manner provided in Section 8 (b)) pursuant to a stockholder rights plan, "poison pill" or similar arrangement then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                           (ii)   In case the Company shall at any time or from
time to time issue or sell shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) to holders of its Common Stock at a price per share less than the Market Value for the period ending on the date of issuance (treating the price per share of any security convertible or exchangeable or exercisable into

Common Stock as equal to (A) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), other than (I) issuances or sales for which an adjustment is made pursuant to another paragraph of this Section 8(c),
(II) issuances of shares of Common Stock or securities exercisable or convertible into Common Stock pursuant to mergers, acquisitions, consolidations, exchanges, reorganizations or combinations or bona fide stock incentive plans for employees, directors and consultants of the Company or (III) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to such record date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the Market Value for the period ending on the date of conversion; PROVIDED, that if the holders of Preferred Stock are offered the opportunity to participate in any such offering on a pro rata basis with the holders of Common Stock and decline to participate or if the holders of Preferred Stock are entitled to receive such options, warrants or other rights upon conversion at any time of their shares of Preferred Stock, then in either such case, no adjustment shall be made pursuant to this Section 8(c)(ii). Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares, securities, options, warrants or other rights; PROVIDED, HOWEVER, that the determination as to whether an adjustment is required to be made pursuant to this Section 8(c)(ii) shall only be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights, and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such option, warrants or other right; PROVIDED FURTHER, that if any convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section

8(c)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of (i) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated; (ii) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor; and (iii) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                           (iii)  In case the Company shall at any time or from
time to time (A) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in (i) above, or cash distributed upon a merger or consolidation to which (g) below applies), that, when combined together with
(x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment has been made, in the aggregate exceeds 15% of the Company's market capitalization (defined as the product of the Market Value for the period ending on the record date of such distribution times the number of shares of Common Stock then outstanding) on the record date of such distribution, (B) complete a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with
(I) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12 months in respect of which no adjustment has been made and (II) the aggregate amount of any such all-cash distributions referred to in (A) above to all holders of shares of Common Stock within the then-preceding 12 months in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in (i) and (ii) above), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Value for the period ending on the record date referred to below and (y) the denominator of which shall be such Market Value less then the fair market value (as determined by the Board of Directors of the Company) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed, applicable to one share of Common Stock (but such denominator not to be less than one); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Company if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon conversion at any time of shares of Preferred Stock into shares of Common Stock unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this Section 8(c)(iii) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (iv)   In the case the Company at any time or from
time to time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of Section 8(c)(i) through Section 8(c)(iii), inclusive, or Section 8(g), then, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Company in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).

                           (v)    Notwithstanding anything herein to the
contrary, no adjustment under this Section 8(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

                           (vi)   The Company reserves the right to make such
reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

                     (d) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

                     (e) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each registered holder of Preferred Stock a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                     (f) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Common Stock on the AMEX at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Company.

                     (g) In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Company (other than the sale, transfer, assignment or distribution of shares of capital stock or assets of Snapper and/or Landmark) (any of the foregoing, a "TRANSACTION"), each share of Preferred Stock then outstanding shall, without the consent of any holder of Preferred Stock, become convertible only into the kind and amount of shares of stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such

Transaction after giving effect to any adjustment event.  The provisions of this
Section 8(g) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions. The provisions of this Section 8(g) shall be the sole right of holders of Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.

                     (h) In the case of any distribution by the Company to its stockholders of substantially all of its assets (other than a sale, transfer, assignment or distribution of shares of capital stock or assets of Snapper and/or Landmark), each holder of Preferred Stock will participate PRO RATA in such distribution based on the number of shares of Common Stock into which such holders' shares of Preferred Stock would have been convertible immediately prior to such distribution.

                     (i) The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

                     (j) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

         9. TRANSFER AGENT AND REGISTRAR. The duly appointed transfer agent and registrar (the "TRANSFER AGENT") for the Preferred Stock shall be ChaseMellon Shareholder Services, L.L.C. The Company may, in its sole discretion, remove the Transfer Agent with 10 days' prior written notice to the Transfer Agent; PROVIDED, that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

         10.  OTHER PROVISIONS.

              10.1 With respect to any notice to a holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

              10.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

              10.3 The shares of Preferred Stock shall be issuable in whole shares.

              10.4 All notices periods referred to herein shall commence on the date of the mailing of the applicable notice.

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this ______ day of September, 1997.


                           METROMEDIA INTERNATIONAL GROUP,
                             INC.


                           By:
                              -------------------------------------------------
                              Name:  Stuart Subotnick
                              Title: President and Chief Executive Officer

Attest:


- ----------------------------
Name:  Arnold L. Wadler
Title: Secretary